Exhibit (a)(5)(C)

CTG Expands Share Repurchase Authorization by $10 Million

BUFFALO, N.Y., April 2, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced the Board of Directors authorized the Company’s repurchase of an additional $10 million of CTG’s outstanding shares. The expanded repurchase authorization complements the Company’s recently commenced modified “Dutch Auction” tender offer to repurchase up to 1,530,990 shares of its common stock by providing additional capacity for open market purchases following completion of the tender offer.

CTG’s Board of Directors Chairman, Daniel J. Sullivan, commented, “The additional $10 million share repurchase authorization increases the Company’s future capacity to opportunistically repurchase CTG shares in the open market after completion of the modified “Dutch Auction” tender offer. Together with our previously announced actions, this authorization clearly demonstrates both the Board’s and management’s continued commitment to maximizing shareholder value and achieving our strategic growth plans.”

CTG’s share repurchase program authorizes the Company to repurchase its common stock from time to time in compliance with applicable securities laws. Neither the program nor the authorization requires the Company to repurchase any shares, and the timing of any such transactions as well as the number of shares will be decided at management’s discretion based on market conditions and other factors. The Company’s share repurchase program does not have an expiration date, and it will remain in place until terminated by CTG’s Board of Directors.

The provisions of the “Offer to Purchase” and the “Letter of Transmittal” relating to the tender offer are described in the Company’s recent filings with the U.S. Securities and Exchange Commission. Additional copies of these materials may be obtained for free by contacting Computer Task Group, Incorporated at 800 Delaware Avenue, Buffalo, New York 14209, Attn: Investor Relations, or Georgeson LLC, the information agent for the tender offer, at (800) 676-0194. The tender offer and withdrawal rights will expire at midnight, at the end of the day on April 16, 2018, unless extended or terminated by Computer Task Group, Incorporated.

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, uncertainty as to the number of shares purchased in the tender offer, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, the risks associated with acquisitions, the negative effects of actions of activist shareholders and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

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